Exhibit 99.1

Leidos to Webcast Investor Day on Oct. 7, 2021, at 8:30 am ET

(Reston, Va.) Sept, 28, 2021 – Leidos (NYSE: LDOS), a FORTUNE 500® science and technology company, will webcast its Investor Day starting at 8:30 a.m. ET on Thursday, Oct. 7, 2021. The event will include presentations by Chairman and Chief Executive Officer Roger Krone, Chief Financial Officer Chris Cage, and other executives. They will discuss the company’s vision, strategy, market position, and multi-year financial outlook.

The live presentations, originating from New York City, will be available on the Leidos Investor Relations website at http://ir.leidos.com. A replay of the webcast will be available following the presentation at the same link listed above for one year afterward.

About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil, and health markets. The company's 43,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021. For more information, visit www.Leidos.com.

CONTACTS:

Media contact: Melissa Lee Dueñas 571.526.6850 Duenasml@leidos.com	Investor Relations: Stuart Davis 571.526.6124 ir@leidos.com